EXHIBIT 12.1
CAMDEN PROPERTY TRUST
STATEMENT REGARDING COMPUTATION OF RATIOS
FOR THE FIVE YEARS ENDED DECEMBER 31

(in thousands, except for ratio amounts)	2017 (1)	2016 (2)	2015 (3)	2014 (4)	2013 (5)
EARNINGS BEFORE FIXED CHARGES:
Income from continuing operations before income taxes	$202,084	$457,001	$240,384	$285,020	$140,195
Less: Equity in income of joint ventures	6,822	7,125	6,168	7,023	24,865
	195,262	449,876	234,216	277,997	115,330
Add: Distributed income of joint ventures	6,851	7,057	6,387	7,399	8,884
Less: Interest capitalized	15,174	18,184	19,271	22,185	15,698
Total earnings before fixed charges	186,939	438,749	221,332	263,211	108,516
FIXED CHARGES:
Interest expense	86,750	93,145	97,312	94,906	99,784
Interest capitalized	15,174	18,184	19,271	22,185	15,698
Accretion of discount	1,005	1,032	1,080	1,035	1,051
Interest portion of rental expense	242	244	202	179	167
Total fixed charges	103,171	112,605	117,865	118,305	116,700
Total earnings and fixed charges	$290,110	$551,354	$339,197	$381,516	$225,216
RATIO OF EARNINGS TO FIXED CHARGES	2.81	4.90	2.88	3.22	1.93

(1)
Earnings include a $43,231 impact related to a gain on sale of one operating property, $4,987 in expenses due to Hurricanes Harvey and Irma, and a $323 impact related to a loss on early retirement of debt. Excluding this impact, the ratio would be $2.44.

(2)	Earnings include a $295,397 impact related to a gain on sale of operating properties, including land. Excluding this impact, the ratio would be 2.27.

(3)	Earnings include a $104,288 impact related to a gain on sale of operating properties, including land. Excluding this impact, the ratio would be 1.99.

(4)
Earnings include a $159,289 impact related to a gain on sale of operating properties, including land, a $10,000 impact related to incentive compensation expense as a result of joint venture restructuring, and a $1,152 impact related to an impairment charge associated with land holdings. Excluding these impacts, the ratio would be 1.97.

(5)	Earnings include a $1,000 impact related to non-recurring fee income and a $698 impact related to gain on sale of land. Excluding these impacts, the ratio would be 1.92.

(in thousands, except for ratio amounts)	2017	2016	2015	2014	2013
INTEREST COVERAGE RATIO
Total revenues	$928,691	$891,024	$842,950	$804,874	$758,230
Total expenses	(776,337)	(736,545)	(713,022)	(685,014)	(643,598)
Income from discontinued operations	—	7,605	19,750	18,197	25,762
Add: Depreciation and amortization	263,974	250,146	240,944	222,055	201,428
Add: Depreciation of discontinued operations	—	4,327	16,138	15,291	20,115
Add: Interest expense	86,750	93,145	97,312	94,906	99,784
Total	$503,078	$509,702	$504,072	$470,309	$461,721
Total interest expense	$86,750	$93,145	$97,312	$94,906	$99,784
INTEREST COVERAGE RATIO	5.8	5.5	5.2	5.0	4.6